Exhibit 99.1

Granite Reports Fourth Quarter and Fiscal Year 2022 Results

•	Fiscal year diluted EPS of $1.70 and adjusted diluted EPS(1) of $2.31
•	Fiscal year net income margin(2) of 2.5% and adjusted EBITDA margin(1) of 6.4%
•	Fiscal year revenue of $3.3 billion; 2023 fiscal year guidance of $3.4 billion - $3.6 billion
•	Committed and Awarded Projects (“CAP”)(3) of $4.5 billion, led by record California group CAP of $1.7 billion

WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the fourth quarter and year ended December 31, 2022.

Fiscal Year 2022 Results

Fiscal year 2022 net income totaled $83 million, or $1.70 per diluted share, and net income margin(2) was 2.5% compared to net income of $10 million, or $0.21 per diluted share, and net income margin(2) of 0.3% in the prior fiscal year. Fiscal year 2022 adjusted net income(1) totaled $104 million, or $2.31 per diluted share, compared to adjusted net income(1) of $83 million, or $1.80 per diluted share, in the prior fiscal year.

•	Revenue decreased $201 million to $3.3 billion in 2022, compared to $3.5 billion in the prior year. Comparable revenue(4), which excludes Granite Inliner revenue of $36 million and $224 million for 2022 and 2021, respectively, decreased $13 million year-over-year.
•	Gross profit increased $6 million in 2022 to $369 million, compared to $363 million in the prior year. Comparable gross profit(4), which excludes Granite Inliner gross profit of $5 million and $22 million for 2022 and 2021, respectively, increased $23 million year-over-year.
•	Selling, general & administrative (“SG&A”) expenses in 2022 were $273 million or 8.3% of revenue, compared to $303 million or 8.7% of revenue in the prior year. Comparable SG&A(4), which excludes Granite Inliner SG&A of $5 million and $31 million in 2022 and 2021, respectively, decreased $4 million year-over-year to $268 million or 8.2% of comparable revenue(4).
•	Adjusted EBITDA margin(1) was 6.4% in 2022, an increase from 6.0% in 2021.
•	CAP(3) totaled $4.5 billion in 2022, up $408 million sequentially, and up $475 million compared to the prior year.
•	Cash and marketable securities totaled $360 million in 2022, up $43 million sequentially and down $51 million compared to the prior year reflecting share repurchases and debt repayment.

“In the first quarter of 2022, we introduced our 2024 strategic plan, the roadmap for the transformation of Granite and the path we intend to follow to achieve sustainable growth and increased profit margins," said Kyle Larkin, Granite President and Chief Executive Officer. "During 2022, we were singularly focused on implementing our plan by, among other things, focusing on higher margin, less risky work in our home markets. I am delighted to report that this has enabled us to achieve improved adjusted EBITDA margin in 2022 and the highest quality CAP portfolio in recent history. We expect to continue improving our adjusted EBITDA margin in line with our 2024 target. As I have stated previously, the market environment is strong, and we believe it will strengthen in 2023 with increased IIJA funding providing us opportunities to continue to build high quality CAP in 2023. Our plan is working."

Fourth Quarter 2022 Results

Fourth quarter 2022 net income totaled $22 million, or $0.46 per diluted share, compared to a net loss of $13 million, or $(0.29) per diluted share, in the same period of the prior year. Fourth quarter 2022 adjusted net income(1) totaled $25 million, or $0.56 per diluted share, compared to adjusted net income(1) of $2 million, or $0.04 per diluted share, in the same period of the prior year.

•	Revenue decreased $17 million to $789 million in the fourth quarter of 2022, compared to $806 million in the same period in the prior year. Excluding Granite Inliner revenue of $50 million in 2021, comparable revenue(4) increased $33 million year-over-year.
•	Gross profit increased $35 million in the fourth quarter of 2022 to $97 million, compared to $62 million in the same period of the prior year. Gross profit margin during the fourth quarter of 2022 was 12.3%, an improvement from 7.8% in the same period of the prior year.
•	SG&A expenses in the fourth quarter of 2022 were $81 million or 10.2% of revenue, compared to $77 million or 9.5% of revenue in the prior year.
•	Adjusted EBITDA (1) in the fourth quarter of 2022 totaled $50 million, compared to $32 million in the same period of the prior year.

(1) Adjusted net income (loss), adjusted diluted earnings (loss) per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

(2) Represents Net income (loss) attributable to Granite Construction Incorporated divided by revenue for the respective period.

(3) CAP is comprised of the revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, in addition to the general construction portion of construction manager/general contractor, construction manager at risk and progressive design build contracts to the extent execution of, and funding for, such contracts are probable.

(4) Comparable revenue, gross profit and SG&A excludes amounts attributable to Granite Inliner, which was sold in March 2022.

Fourth Quarter and Fiscal Year 2022 Segment Results (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended December 31,				Years Ended December 31,
	2022	2021	Change		2022	2021	Change
Revenue	$665,077	$706,342	$(41,265)	(5.8)%	$2,803,935	$3,076,190	$(272,255)	(8.9)%
Gross profit	$72,133	$47,785	$24,348	51.0%	$303,881	$303,228	$653	0.2%
Gross profit as a percent of revenue	10.8%	6.8%			10.8%	9.9%

Committed and Awarded Projects	December 31, 2022	September 30, 2022	Change - Quarter over Quarter		December 31, 2021	Change - Year over Year
California	$1,747,163	$1,552,939	$194,224	12.5%	$1,476,066	$271,097	18.4%
Central	1,661,613	1,527,112	134,501	8.8%	1,585,309	76,304	4.8%
Mountain	1,076,363	996,685	79,678	8.0%	948,689	127,674	13.5%
Total	$4,485,139	$4,076,736	$408,403	10.0%	$4,010,064	$475,075	11.8%

Construction revenue in the fourth quarter and fiscal year decreased compared to the same periods in the prior year primarily due to the wind down of several large projects in the Central Group, as well as the sale of Granite Inliner, which is reported in the Mountain Group, during the first quarter of 2022. These decreases were partially offset by increases in our vertically-integrated businesses in our California and Mountain Groups. Central Group revenue decreased $22 million and $206 million for the three and twelve months ended December 31, 2022, respectively, as the group completes its Old Risk Portfolio ("ORP") projects and pivots to the pursuit of smaller, less complex projects in their home markets. Mountain Group revenue decreased $34 million and $54 million for the three and twelve months ended December 31, 2022, respectively. Mountain Group revenue included Granite Inliner revenue of $33 million in 2022, and revenue of $46 million and $206 million for the three and twelve months ended December 31, 2021, respectively. Excluding Granite Inliner, Mountain Group revenue increased $12 million and $118 million for the three and twelve months ended December 31, 2022, respectively. For the year ended December 31, 2022, the Mountain Group benefited from strong performances by the Utah and Washington regions and the Water Resources division driving the increase in comparable revenue. California Group finished 2022 strong with a $14 million increase of revenue in the fourth quarter over the same period in the prior year. For the twelve months ended December 31, 2022, the California Group ended down $10 million compared to the same period in the prior year as it worked to overcome delays in project starts earlier in the year along with inclement weather conditions in the first quarter of 2022.

Gross profit and gross profit margin increased in the fourth quarter compared to the prior year primarily due to decreased losses in the ORP. During the fourth quarter, ORP revenue totaled $34 million with a gross loss of $6 million and breakeven net income after non-controlling interest ("NCI"), compared to ORP revenue of $66 million with a gross loss of $25 million and net loss, after NCI of $16 million, for the same period in the prior year. For 2022, ORP revenue totaled $207 million with a gross loss of $51 million and net loss after NCI of $35 million, compared to ORP revenue of $385 million with a gross loss of $33 million and net loss after NCI of $16 million in the prior fiscal year. For 2022, gross profit margin excluding ORP was 13.6% compared to 12.5% in the prior fiscal year, primarily driven by improved performance by the California and Mountain Groups.

CAP increased significantly both sequentially and year over year led by the California Group's record CAP of $1.7 billion. All of our operating groups have benefited from the strong public funding environments across our geographies as well as a resilient private market.

Materials Segment
	Three Months Ended December 31,				Years Ended December 31,
	2022	2021	Change		2022	2021	Change
Revenue	$124,136	$99,309	$24,827	25.0%	$497,321	$425,675	$71,646	16.8%
Gross profit	$24,648	$14,661	$9,987	68.1%	$65,613	$59,417	$6,196	10.4%
Gross profit as a percent of revenue	19.9%	14.8%			13.2%	14.0%

The Materials segment finished the year strong in the fourth quarter with higher volumes and sales prices driving a revenue increase year-over-year. Gross profit and gross profit margin during the fourth quarter increased significantly as a result of sales price increases and cost efficiencies driven by higher volumes and decreases in fuel and energy costs. For 2022, materials revenue increased due to higher sales prices, which included energy surcharges implemented earlier in the year, across all of our operating groups as well as higher aggregate volumes. Gross profit increased in 2022 due to the higher revenue and greater volumes while gross profit margin decreased due to the impact of higher fuel and energy costs earlier in the year.

Outlook and Guidance

The Company's expectations for 2023 are:

• Revenue in the range of $3.4 billion to $3.6 billion
• Adjusted EBITDA margin in the range of 7.5% to 9%
• SG&A Expense in the range of 8.0% to 8.5% of revenue
• Low to mid-20s effective tax rate range for adjusted net income
• Capital expenditures in the range of $100 million to $120 million

The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin to the most directly comparable forward-looking GAAP measure of net income (loss) attributable to Granite Construction Incorporated because the timing and amount of the excluded items are unreasonably difficult to fully and accurately estimate.

"In 2023, we expect continued progress with revenue growth and improvement in adjusted EBITDA margin in line with our 2024 strategic plan targets," said Lisa Curtis, Executive Vice President and Chief Financial Officer. "I believe our high quality CAP and strong market environment will support both our revenue growth and increase in profitability in 2023. Additionally, we will continue to invest in our businesses to support our organic growth through capital expenditures. Our CAPEX investments will have an emphasis in our materials operations to maximize efficiency with automation as well as bolstering material reserves to support longer-term growth."

Conference Call

Granite will conduct a conference call today, February 16, 2023, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results for the quarter and year ended December 31, 2022. The Company invites investors to listen to a live audio webcast on its Investor Relations website, investor.graniteconstruction.com. The live call is available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on the website approximately one hour after the call. A replay will be available after the live call through February 23, 2023, by calling 1-877-344-7529, replay access code 1394844; international callers may dial 1-412-317-0088.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit the Granite website, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, declines, demand, strategic plans, shareholder value, outcomes, outlook, revenue, adjusted EBITDA margin, SG&A, effective tax rate, and capital expenditures guidance for 2023, our 2024 strategic plan is the path we intend to follow to achieve sustainable growth and increased profit margins, that we expect to continue improving our adjusted EBITDA margins in line with our 2024 target, we believe the market environment will strengthen in 2023 providing opportunities to continue to win high quality CAP in 2023, that we continue to invest in our business to support organic growth through capital expenditures, we expect continued progress with revenue growth and improvement in adjusted EBITDA margin in line with our 2024 strategic plan targets, our high quality CAP and strong market environment will support revenue growth and increased profitability in 2023, our CAPEX investments, the Central Group pivoting to pursue smaller, less complex projects in their home markets, CAP, results, that the Company does not expect the errors described herein to impact the results for the three months and year ended December 31, 2022 that were reported in this press release or to any previously reported annual periods or quarterly results within those annual periods and the preparation, timing and filing of our financial statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance," and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, declines, demand, strategic plans, shareholder value, outcomes, outlook, revenue, adjusted EBITDA margin, SG&A, effective tax rate, and capital expenditures guidance for 2023, our 2024 strategic plan is the path we intend to follow to achieve sustainable growth and increased profit margins, that we expect to continue improving our adjusted EBITDA margins in line with our 2024 target, we believe the market environment will strengthen in 2023 providing opportunities to continue to win high quality CAP in 2023, that we continue to invest in our business to support organic growth through capital expenditures, we expect continued progress with revenue growth and improvement in adjusted EBITDA margin in line with our 2024 strategic plan targets, our high quality CAP and strong market environment will support revenue growth and increased profitability in 2023, our CAPEX investments, the Central Group pivoting to pursue smaller, less complex projects in their home markets, CAP, results, that the Company does not expect the errors described herein to impact the results for the three months and year ended December 31, 2022 that were reported in this press release or to any previously reported annual periods or quarterly results within those annual periods and the preparation, timing and filing of our financial statements. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission (“SEC”), particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

December 31,	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$293,991	$395,647
Short-term marketable securities	39,374	—
Receivables, net	463,987	464,588
Contract assets	241,916	145,437
Inventories	86,809	61,965
Equity in construction joint ventures	183,808	189,911
Other current assets	37,411	177,210
Current assets held for sale	—	392,641
Total current assets	1,347,296	1,827,399
Property and equipment, net	509,210	433,504
Long-term marketable securities	26,569	15,600
Investments in affiliates	80,725	23,368
Goodwill	73,703	53,715
Right of use assets	49,079	49,312
Deferred income taxes, net	22,208	24,141
Other noncurrent assets	59,143	67,888
Total assets	$2,167,933	$2,494,927

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$1,447	$8,727
Accounts payable	334,392	324,313
Contract liabilities	173,286	200,041
Accrued expenses and other current liabilities	288,469	452,829
Current liabilities held for sale	—	83,408
Total current liabilities	797,594	1,069,318
Long-term debt	286,934	331,191
Long-term lease liabilities	32,170	32,928
Deferred income taxes, net	1,891	1,856
Other long-term liabilities	64,199	64,071
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,743,907 shares as of December 31, 2022 and 45,840,260 shares as of December 31, 2021	437	458
Additional paid-in capital	470,407	559,752
Accumulated other comprehensive income (loss)	788	(3,359)
Retained earnings	481,384	410,831
Total Granite Construction Incorporated shareholders’ equity	953,016	967,682
Non-controlling interests	32,129	27,881
Total equity	985,145	995,563
Total liabilities and equity	$2,167,933	$2,494,927

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022 (1)	2021
Revenue
Construction	$665,077	$706,342	$2,803,935	$3,076,190
Materials	124,136	99,309	497,321	425,675
Total revenue	789,213	805,651	3,301,256	3,501,865
Cost of revenue
Construction	592,944	658,557	2,500,054	2,772,962
Materials	99,488	84,648	431,708	366,258
Total cost of revenue	692,432	743,205	2,931,762	3,139,220
Gross profit	96,781	62,446	369,494	362,645
Selling, general and administrative expenses	80,574	76,624	272,610	303,015
Other costs, net	1,719	14,795	24,120	101,351
Gain on sales of property and equipment, net	(2,155)	(27,090)	(12,617)	(66,439)
Operating income (loss)	16,643	(1,883)	85,381	24,718
Other (income) expense
Interest income	(3,282)	(439)	(6,528)	(1,176)
Interest expense	2,621	4,720	12,624	20,739
Equity in income of affiliates, net	(3,915)	(2,008)	(13,571)	(12,586)
Other (income) expense, net	(3,607)	(1,368)	1,039	(4,386)
Total other (income) expense, net	(8,183)	905	(6,436)	2,591
Income (loss) before income taxes	24,826	(2,788)	91,817	22,127
Provision for income taxes	5,650	17,645	12,960	19,713
Net income (loss)	19,176	(20,433)	78,857	2,414
Amount attributable to non-controlling interests	2,876	7,220	4,445	7,682
Net income (loss) attributable to Granite Construction Incorporated	$22,052	$(13,213)	$83,302	$10,096

Net income per share attributable to common shareholders:
Basic earnings (loss) per share	$0.50	$(0.29)	$1.87	$0.22
Diluted earnings (loss) per share	$0.46	$(0.29)	$1.70	$0.21
Weighted average shares outstanding:
Basic	43,732	45,832	44,485	45,788
Diluted	51,475	45,832	52,326	47,599

(1) In connection with the preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, we identified (A) errors related to deferred taxes and the calculation of income tax expense of $12.3 million in connection with the sale of Inliner, which was completed in the first quarter of 2022 and was classified within discontinued operations in the Company’s condensed consolidated statement of operations during the first and second quarters of 2022 and (B) other immaterial errors, including certain errors that had previously been adjusted for as out of period corrections. As a result, the Company’s Audit/Compliance Committee has concluded that the Company’s previously issued condensed consolidated financial statements and related disclosures for each of the first three quarters in the year ended December 31, 2022 should no longer be relied upon due to errors contained in such interim financial statements. The Company does not expect these errors to impact the results for the three months and year ended December 31, 2022 that were reported in this press release or to any previously reported annual periods or quarterly results within those annual periods. The Company plans to include quarterly financial information that has been restated for the errors described above in its Annual Report on Form 10-K for the year ended December 31, 2022, which it expects will be filed timely with the SEC.  The quarterly financial information will also be adjusted retrospectively to reclassify the results of the former Water and Mineral Services businesses from discontinued operations to continuing operations for the periods ended March 31, 2022 and June 30, 2022.

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Years Ended December 31,	2022	2021
Operating activities
Net income	$78,857	$2,414
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	82,569	109,050
Amortization related to long-term debt	2,366	9,448
Gain on sales of property and equipment, net	(12,617)	(66,439)
Deferred income taxes	5,447	16,600
Stock-based compensation	7,765	6,407
Equity in net loss from unconsolidated joint ventures	19,676	765
Net income from affiliates	(13,571)	(12,586)
Other non-cash adjustments	222	—
Changes in assets and liabilities	(115,067)	(43,728)
Net cash provided by operating activities	$55,647	$21,931
Investing activities
Purchases of marketable securities	(94,104)	(10,000)
Maturities of marketable securities	45,000	—
Proceeds from called marketable securities	6	—
Purchases of property and equipment	(121,612)	(94,810)
Proceeds from sales of property and equipment	26,064	94,802
Proceeds from the sale of business	140,576	—
Issuance of notes receivable	(7,560)	(20,400)
Collection of notes receivable	630	8,930
Net cash used in investing activities	$(11,000)	$(21,478)
Financing activities
Proceeds from long-term debt	50,000	—
Debt principal repayments	(125,164)	(8,922)
Cash dividends paid	(23,271)	(23,804)
Repurchases of common stock	(70,898)	(2,730)
Contributions from non-controlling partners	13,150	20,126
Distributions to non-controlling partners	(8,567)	(9,514)
Other financing activities, net	439	398
Net cash used in financing activities	$(164,311)	$(24,446)
Net decrease in cash, cash equivalents and restricted cash	$(119,664)	$(23,993)
Cash, cash equivalents and $1,512 and $1,512 in restricted cash at beginning of each period	413,655	437,648
Cash, cash equivalents and $0 and $1,512 in restricted cash at end of period	$293,991	$413,655

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of Other costs, net, which include net costs related to settlements of certain legal matters and investigations, net of divestiture costs, a gain on sale of a business in 2022 and personnel costs incurred in connection with our operating group reorganization during 2021 and certain gains on sales of property.

We provide adjusted income (loss) before provision for income taxes, adjusted provision for income taxes, adjusted net income attributable to Granite Construction Incorporated, adjusted diluted weighted average shares of common stock and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:

•

Other costs, net, which include net costs related to settlements of certain legal matters and investigations, net of divestiture costs, a gain on sale of a business in 2022 and personnel costs incurred in connection with our operating group reorganization during 2021;

•	Amortization of debt discount related to our 2.75% Convertible Notes;
•	Transaction cost which includes intangible amortization expense and acquisition related depreciation related to the acquisition of Layne and Liquiforce;
•	Certain gains on sales of property; and
•	The tax impacts related to divestiture activities for the former Water and Mineral Services operating group.

Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with U.S. GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)
	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
EBITDA:
Net income (loss) attributable to Granite Construction Incorporated	$22,052	$(13,213)	$83,302	$10,096
Net income margin(3)	2.8%	(1.6)%	2.5%	0.3%

Depreciation, depletion and amortization expense(2)	21,181	28,363	83,618	110,333
Provision for income taxes	5,650	17,645	12,960	19,713
Interest (income) expense, net	(661)	4,281	6,096	19,563
EBITDA(1)	$48,222	$37,076	$185,976	$159,705
EBITDA margin(1)(3)	6.1%	4.6%	5.6%	4.6%

ADJUSTED EBITDA:
Other costs, net	$1,719	$14,795	$24,120	$101,351
Gain on sales of property	—	(19,791)	—	(49,479)
Adjusted EBITDA(1)	$49,941	$32,080	$210,096	$211,577
Adjusted EBITDA margin(1)(3)	6.3%	4.0%	6.4%	6.0%

(1) We define EBITDA as U.S. GAAP net income attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes and depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of Other costs, net, and certain gains on sale of property as described above.

(2) Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the consolidated statements of operations.

(3) Represents Net income (loss) attributable to Granite Construction Incorporated, EBITDA or adjusted EBITDA divided by revenue for the respective period.

GRANITE CONSTRUCTION INCORPORATED

Adjusted Net Income Reconciliation

(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Income (loss) before income taxes	$24,826	$(2,788)	$91,817	$22,127
Other costs, net	1,719	14,795	24,120	101,351
Amortization of debt discount	—	1,811	—	7,051
Transaction costs	1,736	5,568	9,680	21,770
Gain on sale of property	—	(19,791)	—	(49,479)
Adjusted income (loss) before income taxes	$28,281	$(405)	$125,617	$102,820

Provision for income taxes	$5,650	$17,645	$12,960	$19,713
Tax effect of goodwill disposal related to sale of business	—	—	(10,070)	—
Tax basis difference on held for sale entities	—	(12,400)	17,691	(12,400)
Tax effect of adjusting items (1)	899	(354)	5,668	20,007
Adjusted provision for income taxes	$6,549	$4,891	$26,249	$27,320

Net income (loss) attributable to Granite Construction Incorporated	$22,052	$(13,213)	$83,302	$10,096
After-tax adjusting items	2,556	15,137	20,511	73,086
Adjusted net income attributable to Granite Construction Incorporated	$24,608	$1,924	$103,813	$83,182

Diluted weighted average shares of common stock	51,475	45,832	52,326	47,599
Add: dilutive effect of restricted stock units and 2.75% Convertible Notes (2)	—	2,006	—	—
Less: dilutive effect of 2.75% Convertible Notes (3)	(7,309)	(1,434)	(7,309)	(1,279)
Adjusted diluted weighted average shares of common stock	44,166	46,404	45,017	46,320

Diluted net income (loss) per share attributable to common shareholders	$0.46	$(0.29)	$1.70	$0.21
After-tax adjusting items per share attributable to common shareholders	0.10	0.33	0.61	1.59
Adjusted diluted earnings per share attributable to common shareholders	$0.56	$0.04	$2.31	$1.80

(1) The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax rate. The tax effect of adjusting items for the year ended December 31, 2022 excludes the $12 million payment for the resolution of the SEC investigation which is not tax deductible.

(2) Represents the dilutive effect on adjusted net income attributable to Granite Construction Incorporated of 572,000 related to restricted stock units and 1,434,000 related to the 2.75% Convertible Notes potentially converting into shares for the three months ended December 31, 2021.

(3) When calculating diluted net income (loss) per share attributable to common shareholders, U.S. GAAP requires that we include potential share dilution from the 2.75% Convertible Notes. For the purposes of calculating adjusted diluted net income per share attributable to common shareholders, the dilutive effect from the 2.75% Convertible Notes is removed to reflect the impact of the purchased equity derivative instrument which offsets any potential share dilution from the 2.75% Convertible Notes above the $31.47 conversion price up to a share price of $53.44. The average share price did not exceed $53.44 in any period.

Contacts:

Investors

Wenjun Xu, 831-761-7861

Or

Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated